Finance Industry Veteran Joins Datawatch’s Board of Directors

Chelmsford, Mass.—July 23, 2014—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of visual data discovery solutions, announced today the appointment of Joan McArdle to its board of directors. Ms. McArdle is an experienced software industry finance and business leader in Massachusetts. She has been with Massachusetts Capital Resource Company (MCRC) since 1985 and has served as a senior vice president for MCRC since her appointment to that position in 2001. While serving in this capacity at MCRC, and in connection with MCRC’s funding to support Datawatch’s acquisition of Math Strategies in 2012, Ms. McArdle previously served as an observer at Datawatch’s board meetings. Prior to joining MCRC, Ms. McArdle was employed by the First National Bank of Boston in a variety of roles, leaving the firm as a Vice President in the Large Corporate/Multinational Group. Ms. McArdle is also a member of the Board of Directors of Aspen Technology, Inc. (NASDAQ: AZPN) and serves on the Boards of Directors of a number of private companies. Ms. McArdle received an AB degree in English from Smith College.

“We got to know Joan and see the value of her contributions when she served as an observer to the board in 2012 and 2013. We are delighted to welcome her to Datawatch’s board of directors,” said Richard de J. Osborne, chairman of the board, Datawatch. “Her experience advising software companies in similar stages of their development will be invaluable as Datawatch continues on its mission to be the leader in real-time visual data discovery solutions.”

“I am excited to join the board of this major player in the visualization market at such a pivotal time in the company’s development,” said Joan McArdle. “Datawatch’s growth objectives are justifiably ambitious for this rapidly evolving market and I look forward to contributing to the company’s long-term success.”

About Datawatch Corporation

Datawatch Corporation (NASDAQ-CM: DWCH) provides visual data discovery software that optimizes any data – regardless of its variety, volume, or velocity – delivering next generation analytics to reveal valuable insights for improving business. Its unique ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files and EDI streams with real-time streaming data into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 99 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions, including the acquisition of intellectual property from Math Strategies and the acquisition of Panopticon; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and quarterly report on Form-10Q for the quarters ended December 31, 2013 and March 31, 2014. Any forward-looking statements should be considered in light of those factors.

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Phone: (978) 441-2200 ext. 8323

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